Exhibit 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER AND YEAR END 2011 EARNINGS

Houston (March 22, 2012) -- Adams Resources & Energy, Inc., (NYSE Amex -AE), announced unaudited fourth quarter 2011 net earnings of $4,733,000 or $1.13 per common share on revenues totaling $891,311,000.  This compares to an unaudited fourth quarter 2010 net earnings of $2,390,000 or $.57 per share on revenues of $628,589,000.  For the full year of 2011, net earnings totaled $22,931,000 or $5.44 per share on revenues of $3,214,399,000.   The Company paid an annual cash dividend of $.57 per share during the fourth quarter of 2011 which represented a 5.5 percent increase over 2010.  Net cash provided by operating activities totaled $55,815,000 for the year 2011.  The Company continues to have no bank debt or other forms of debenture obligations.  Cash balances at December 31, 2011 totaled $37,066,000.

A summary of operating results follows:

	Fourth Quarter
	2011	2010

Operating Earnings (Loss)
Marketing	$22,830,000	$6,011,000
Transportation	1,518,000	1,501,000
Oil and gas	(14,284,000)	(1,833,000)
Administrative expenses	(2,389,000)	(2,385,000)
	7,675,000	3,294,000
Interest income (expense), net	3,000	77,000
Income tax (expense) benefit	(2,945,000)	(981,000)

Net earnings (loss)	$4,733,000	$2,390,000

Chairman, K. S. “Bud” Adams, Jr., attributed the comparative fourth quarter 2011 earnings increase to both volume and operating margin improvements within the Company’s crude oil marketing business. Such fourth quarter improvements were substantially offset, however, by a pretax noncash write-down of $13.5 million on oil and gas property costs due to recent declines in natural gas prices. For the year 2011, the Company participated in the drilling of 86 wells of which 75 wells were successful with 11 dry holes.  Oil and gas proved reserve discoveries and additions during 2011 replaced 320 percent of 2011 production on an equivalent barrel basis.
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Cautionary Statement Regarding Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$3,214,399	$2,211,970	$891,311	$628,589

Costs, expenses and other	(3,178,637)	(2,199,269)	(883,633)	(625,218)
Income tax (provision)	(12,831)	(4,070)	(2,945)	(981)

Net earnings	$22,931	$8,631	$4,733	$2,390

Basic and diluted net earnings
per common share	$5.44	$2.05	$1.13	$.57

Dividends per common share	$.57	$.54	$.57	$.54

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2011	2010
ASSETS
Cash	$37,066	$29,032
Other current assets	267,899	217,944
Total current assets	304,965	246,976

Net property & equipment	69,235	47,589
Deposits and other assets	4,640	6,740
	$378,840	$301,305

LIABILITIES AND EQUITY
Total current liabilities	$256,094	$206,998
Long-term debt	-	-
Other long-term liabilities	12,064	4,152
Shareholders’ equity	110,682	90,155
	$378,840	$301,305